EXHIBIT 10.27

THIRD AMENDMENT TO THE EXECUTIVE SAVINGS PLAN

OF TYSON FOODS, INC.

(AS AMENDED AND RESTATED AS OF JANUARY 1, 2009)

THIS THIRD AMENDMENT is made on this 21st day of December, 2010 by Tyson Foods, Inc., a corporation duly organized and existing under the laws of the State of Delaware (the “Employer”).

INTRODUCTION:

WHEREAS, the Employer maintains the Executive Savings Plan of Tyson Foods, Inc. (the “Plan”), which was last amended and restated by an indenture effective as of January 1, 2009;

WHEREAS, the Employer now desires to amend the Plan to revise those provisions addressing the cash-out of small accounts; and

WHEREAS, the Executive Committee of the Board of Directors of the Employer has authorized and approved the amendments provided herein.

NOW, THEREFORE, the Employer does hereby amend the Plan, effective immediately in accordance with IRS Notice 2010-6, as follows:

1. By deleting existing Section 7.1 in its entirety and by substituting therefor the following:

“7.1 Death Prior to Commencement of Payment. If a Member dies before distributions have commenced, the Member’s Beneficiary shall be entitled to receive the full value of the Member’s Post-2004 Accounts. The Member’s Beneficiary shall be paid by default in annual installments over five (5) years with the first installment to be paid in the first January following the calendar year of death; provided, however, if the value of the Member’s aggregate Post-2004 Accounts (and all similar plans (within the meaning of Treasury Regulations Section 1.409A-1(c)(2)) and the resulting distribution is less than the then applicable dollar limit under Section 402(g)(1)(B) of the Code, the Member’s Beneficiary will be paid in a lump sum in the January following the calendar year of death.”

2. By deleting existing Section 8.1(d)(iii) in its entirety and by substituting therefor the following:

“(iii) Lump Sum Rule for Small Accounts. Notwithstanding anything to the contrary in this Article 8 (other than Section 8.1(d)(v)), if the aggregate value of the Member’s Post-2004 Accounts (and all similar plans (within the meaning of Treasury Regulations Section 1.409A-1(c)(2)) and the resulting distribution is less than the then applicable dollar limit under Section 402(g)(1)(B) of the Code, the distribution of the Accounts shall be made in a lump sum in January of the calendar year following the calendar year in which the Member’s Separation from Service occurs.”

3. By deleting existing Section 8.1(d)(iv) in its entirety and by substituting therefor the following:

“(iv) De Minimis Distributions. The Committee, in its discretion, may initiate a distribution in a lump sum of a Member’s Post-2004 Accounts if the aggregate amount credited thereto and the resulting distribution does not exceed, and has not exceeded for the immediately preceding two (2)-year period, the then applicable dollar limit under Section 402(g)(1)(B) of the Code and the distribution effects a termination and liquidation of the entirety of the Member’s interest in the Member’s Post-2004 Accounts and all similar plans (within the meaning of Treasury Regulations Section 1.409A-1(c)(2)), provided that the Committee’s action is documented in writing no later than the date such distribution is made.”

Except as specifically amended hereby, the Plan shall remain in full force and effect as prior to this Third Amendment.

IN WITNESS WHEREOF, the Employer has caused this Third Amendment to be executed on the day and year first above written.

TYSON FOODS, INC.

By:	/s/ Dennis Leatherby
Title:	Exec. Vice President and Chief Financial Officer

ATTEST:
By:	/s/ R. Read Hudson
Title:	Vice President, Assoc. General Counsel and Secretary

[CORPORATE SEAL]

2